Exhibit 99.1

October 31, 2016

Earnings Report

September 30, 2016

Dear Shareholders:

We are pleased to announce continued growth for your company.  Year-to-date net income was $6.3 million for the period ending September 30, 2016 compared to $5.2 million for the period ending September 30, 2015, reflecting an increase of 21.4%.  Year-to-date diluted earnings per share was $2.10 for the period ending September 30, 2016 compared to $1.85 for the same period last year, a 13.5% increase over the same period of 2015.  Total assets were $991.1 million as of September 30, 2016 compared to $933.5 million as of September 30, 2015, reflecting growth of 6.2%.

The increase in total assets of $57.6 million from prior year reflects growth from our existing branches.  The components of the change include an increase in net loans of $46.2 million, an increase in investment securities of $17.0 million, an increase in total deposits of $23.2 million, and an increase in other borrowed funds of $20.6 million.

The increase in year-to-date net income of $1.1 million from prior year was driven by an increase in net interest income after provision of $3.1 million, offset by an increase in other expenses of $2.1 million.  The rise in net interest income was due to increased loans and securities associated with the growth in those asset classes, as well as improving asset quality.  The rise in other expenses was due to, among other things, an increase in compensation expense associated with the increase in employees year-over-year and an increase in professional consulting expenses.

We are pleased with the results of the first nine months of 2016 but recognize the banking industry continues to face challenges, including heightened competition and enhanced supervisory oversight.  Increased competition is putting pressure on margins while banking regulators are becoming increasingly concerned about growth, capital levels, and cyber security, among other things.  This cumulative environment exerts downward pressure on revenues and upward pressure on costs.  In response to these challenges, we will be pursuing opportunities for profitable growth and improved efficiency to accomplish what is in the long term best interest of our shareholders, customers, and employees.

Thank you for your continued support and we look forward to the remainder of the year.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	9/30/2016	9/30/2015	Change

Assets
Cash & Due From Banks	$16,558	$19,752	(16.2)%
Interest Bearing Time Deposits	5,029	4,874	3.2
Securities	255,618	238,600	7.1
Trading Assets	5,696	5,480	3.9
Loans Held for Sale	2,899	1,520	90.7
Loans	659,970	612,504	7.7
Reserve for Loan Losses	7,405	6,142	20.6
Net Loans	652,565	606,362	7.6
Federal Funds Sold	551	3,129	(82.4)
Other Assets	52,226	53,825	(3.0)
Total Assets	$991,142	$933,542	6.2%

Liabilities & Stockholders' Equity
Deposits
Demand	$217,869	$201,644	8.0%
Savings & Interest Checking	319,101	305,273	4.5
Certificates of Deposit	197,228	204,088	(3.4)
Total Deposits	734,198	711,005	3.3
Repurchase Agreements	23,551	19,918	18.2
Other Borrowed Funds	128,101	107,508	19.2
Other Liabilities	8,908	6,522	36.6
Total Liabilities	894,758	844,953	5.9
Stockholders' Equity	96,384	88,589	8.8
Total Liabilities & Stockholders' Equity	$991,142	$933,542	6.2%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Nine Months Ending			Three Months Ending
			Percentage			Percentage
	9/30/2016	9/30/2015	Change	9/30/2016	9/30/2015	Change
Interest Income	$27,390	$24,207	13.1%	$9,206	$8,641	6.5%
Interest Expense	3,330	2,983	11.6	1,140	1,043	9.3
Net Interest Income	24,060	21,224	13.4	8,066	7,598	6.2
Loan Loss Provision	775	1,025	(24.4)	175	375	(53.3)
Net Interest Income After Provision	23,285	20,199	15.3	7,891	7,223	9.2
Other Income	9,132	8,882	2.8	3,099	2,990	3.6
Other Expenses	25,553	23,494	8.8	8,617	8,569	0.6
Income Before Taxes	6,864	5,587	22.9	2,373	1,644	44.3
Income Taxes	580	409	41.8	8	103	(92.2)
Net Income	$6,284	$5,178	21.4%	$2,365	$1,541	53.5%
Net Change in Unrealized Gain (Loss) on Securities	3,243	766	323.4	(800)	1,988	(140.2)
Comprehensive Income (Loss)	$9,527	$5,944	60.3%	$1,565	$3,529	(55.7)%

Selected Ratios
Return on Average Assets	0.84%	0.78%		0.94%	0.66%
Return on Average Equity	8.94	8.47		9.83	7.14

Earnings Per Share	$2.10	$1.85		$0.79	$0.52
Earnings Per Share - assuming dilution	2.10	1.85		0.79	0.52
Cash Dividends Per Share	0.81	0.78		0.27	0.26
Book Value Per Share	32.28	29.65

Market Price	High	Low	Close
Third Quarter '16	$31.00	$27.00	$31.00
Second Quarter '16	28.00	26.41	27.00